Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR MARCH 2013

Bellport, NY April 11, 2013 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, reported total net sales of $22.7 million for the five week fiscal month of March 2013, which ended April 06, 2013, versus $20.1 million for the five week fiscal month of March 2012, which ended March 31, 2012. On a year-to-date basis, total net sales were $41.4 million in the current year compared with $40.4 million last year. For the month of March 2013, comparable store sales increased by 10.0%. Comparable store sales on a year-to-date basis increased by 0.4%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA MARCH AND YEAR-TO-DATE 2013 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2013		2012		2011
		(Decrease)		(Decrease)		Increase
		Increase		Increase

Number of Open Stores, March	338	(0.6%)	340	(4.0%)	354

March Total Retail Sales	$22,688	12.6%	$20,144	(1.6%)	$20,478

Year-to-date March Total Retail Sales	$41,418	2.6%	$40,375	1.2%	$39,888

March Comparable Store Sales		10.0%		0.2%		15.9%

Year-to-date March Comparable Store Sales		0.4%		3.2%		11.0%